NEWS RELEASE

For Immediate Release
Date: February 22, 2010
Contact: Madge Cremer
515.281.1071
mcremer@fhlbdm.com

FHLB Des Moines Reports 2009 Year-End Financial Results
and Fourth Quarter Dividend

(Des Moines, Iowa) – The Federal Home Loan Bank of Des Moines today released financial highlights for the fourth quarter and year-ended December 31, 2009.

Operating Results
The Bank concluded 2009 with net income totaling $145.9 million for the year ended December 31, 2009 compared with $127.4 million for the same period in 2008, an increase of 15 percent. The past year presented both challenges and opportunities as a result of the financial crisis in 2008 and continued market instability and volatility in 2009. The growth in net income from 2008 to 2009 was primarily attributable to decreased funding costs and increased activity in other income. Other income increased primarily due to net gains reported from investment activity as well as net gains on derivatives and hedging activity.

Balance Sheet Highlights
The Bank’s total assets decreased 5 percent to $64.7 billion at December 31, 2009 from $68.1 billion at December 31, 2008. The Bank’s advances portfolio decreased $6.2 billion or 15 percent to $35.7 billion at December 31, 2009 from $41.9 billion at December 31, 2008. Given market conditions, availability of alternative wholesale funding options for our member banks as well as the increased deposit growth realized by many members, the Bank had anticipated a downward trend in advance balances from the record levels of 2008.

Investment balances increased 35 percent to $20.8 billion at December 31, 2009 compared with $15.4 billion at December 31, 2008. The Bank purchased additional investments during 2009 in an effort to improve investment income and replace mortgage loans sold during the second quarter 2009.

The Bank’s mortgage-backed securities (MBS) portfolio increased from $9.3 billion at December 31, 2008 to $11.3 billion at December 31, 2009 due primarily to the purchase of agency-backed floating rate MBS. At December 31, 2009, the Bank’s private label MBS portfolio represented only $35 million or 0.3 percent of its total MBS portfolio. For the year ended December 31, 2009, these private label MBS investments were performing and the Bank recorded no other-than-temporary-impairment losses.

The Bank’s MPF mortgage loan portfolio decreased from $10.7 billion at December 31, 2008 to $7.7 billion at December 31, 2009 due in large part to the sale of $2.1 billion of mortgage loans during the second quarter of 2009 to improve the Bank’s interest rate risk position.

At December 31, 2009 the Bank’s consolidated obligations totaled $59.9 billion compared with $62.8 billion at December 31, 2008. Consolidated obligations decreased due to both the decline in the Bank’s advances as well as decreased funding needs due to limited short-term investment opportunities. This decline was partially offset by increased longer-term investment purchases funded through the issuance of bonds. During 2009, the Bank also extinguished approximately $900 million par value of consolidated obligations recognizing $89.9 million in losses. Most of the extinguished debt was replaced with lower costing debt.

Total capital at December 31, 2009 was $2.9 billion compared to $3.0 billion at December 31, 2008. The decrease in total capital was primarily due to decreased activity-based stock requirements as a result of decreased advance and mortgage loan volumes. This decrease was offset by unrealized gains on available-for-sale securities, recorded in accumulated other comprehensive loss, and increased retained earnings. Beginning on December 22, 2008 the Bank suspended the regular practice of repurchasing excess capital stock due to the uncertain economic environment and the desire to ensure appropriate capital levels were maintained. Due to improving conditions this suspension was terminated on December 18, 2009 and the Bank resumed its regular practice of repurchasing excess capital stock.

Dividend
On February 18, 2010, the Board of Directors approved a fourth quarter 2009 dividend at an annualized rate of 2.00 percent of average capital stock for the quarter. The dividend will be paid on February 25, 2010. The dividend for the fourth quarter December 31, 2009 totaled $14.6 million, which was 36.1 percent of net income. Dividends declared for the calendar year 2009 were at an annual rate of 1.75 percent compared to average three-month LIBOR for the year of 0.69 percent.

Additional financial information will be provided in the Bank’s 10-K Annual Report available at www.fhlbdm.com or www.sec.gov on or after March 18, 2010.

Federal Home Loan Bank of Des Moines
Financial Highlights (unaudited)

	December 31,	December 31,
Statement of Condition (dollars in millions)	2009	2008
Advances	$35,720	$41,897
Mortgage loans, net	7,717	10,685
Investments	20,790	15,369
Total Assets	64,657	68,129
Capital Stock — Class B Putable	2,461	2,781
Retained Earnings	484	382
Regulatory capital ratio	4.57%	4.66%

	For the quarter ended		Year ended
	December 31,		December 31,
Operating Results and
Performance Ratios (dollars in
millions)	2009	2008	2009	2008
Net Interest Income	$66.9	$28.2	$197.4	$245.6
Net Income	40.4	2.3	145.9	127.4
Return on Average Assets	0.24%	0.01%	0.21%	0.18%
Return on Average Equity	4.84%	0.29%	4.46%	3.88%
Net Interest Margin	0.39%	0.16%	0.28%	0.35%

The selected financial data above should be read in conjunction with the financial statements and notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” included in the Bank’s 10-K Annual Report to be filed on or after March 18, 2010 with the Securities and Exchange Commission.

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Statements contained in this announcement, including statements describing the objectives, projections, estimates or future predictions in our operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as believes, projects, expects, anticipates, estimates, intends, strategy, plan, may and will or their negatives or other variations on these terms. By their nature forward-looking statements involve risk or uncertainty and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate or prediction is realized.

FHLB Des Moines is a wholesale cooperative bank that provides low-cost, short- and long-term funding and community lending to more than 1,200 members, including commercial banks, saving institutions, credit unions and insurance companies. The Bank is wholly owned by its members and receives no taxpayer funding. FHLB Des Moines serves Iowa, Minnesota, Missouri, North Dakota and South Dakota and is one of twelve regional Banks that make up the Federal Home Loan Bank System.